Exhibit (a)(2)

JOHN HANCOCK VARIABLE INSURANCE TRUST

Redesignation of

Series of Series of Shares of Beneficial Interest

($0.01 par value per share)

The undersigned, constituting a majority of the Trustees of John Hancock Variable Insurance Trust, a Massachusetts business trust (the “Trust”), acting pursuant to power conferred on the Trustees by Section 4.1(a) of the Amended and Restated Agreement and Declaration of Trust of the Trust dated January 22, 2016 (the “Declaration of Trust”), hereby redesignate the Series of Shares set forth below, such Series to continue to have the relative rights and preferences described in Section 4.2 of the Declaration of Trust, provided that the Trustees, in their absolute discretion, may amend any previously established relative rights and preferences as they may deem necessary or desirable to enable the Trust to comply with the Investment Company Act of 1940 or other applicable law.

“Global Trust	redesignated as	“Global Equity Trust”

In witness whereof, the undersigned have executed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 26th day of April, 2021.

/s/ Andrew G. Arnott	/s/ Charles L. Bardelis
Andrew G. Arnott	Charles L. Bardelis

/s/ James R. Boyle	/s/ Peter S. Burgess
James R. Boyle	Peter S. Burgess

/s/ William H. Cunningham	/s/ Grace K. Fey
William H. Cunningham	Grace K. Fey

/s/ Marianne Harrison	/s/ Deborah C. Jackson
Marianne Harrison	Deborah C. Jackson

/s/ Hassell H. McClellan	/s/ James M. Oates
Hassell H. McClellan	James M. Oates

/s/ Steven R. Pruchansky	/s/ Frances G. Rathke
Steven R. Pruchansky	Frances G. Rathke
/s/ Gregory A. Russo
Gregory A. Russo

The Amended and Restated Agreement and Declaration of Trust of the Trust, dated January 22, 2016, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually, but are binding only upon the assets belonging to the Trust, or the particular Series of Shares in question, as the case may be.